ARISTOTLE FUNDS SERIES TRUST

CLASS A AND CLASS C DISTRIBUTION AND SERVICE PLAN

This Plan constitutes the Distribution and Service Plan for Class A and Class C shares of the various series (each, a “Fund” and, together, the “Funds”) of Aristotle Funds Series Trust (the “Trust’’), a Delaware statutory trust that engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”). The Plan is adopted pursuant to the provisions of Rule 12b-1 under the Act. During the effective term of this Plan, the Trust may incur expenses primarily intended to result in the sale of the Funds’ shares upon the terms and conditions hereinafter set forth:

Section 1. Payments –

Class A shares – A Fund may pay to the distributor of its shares (the “Distributor”), with respect to its Class A shares, a monthly distribution and service fee at the annual rate of 0.25% (or such lesser amount as the board of trustees of the Trust (the “Board” or “Trustees”) may from time to time determine) of the average daily net assets of the Fund’s Class A shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class A shares, but shall exclude assets attributable to any other class of shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of the distribution and service fee paid to the Distributor by the Fund to compensate investment professionals or financial intermediaries for services rendered and expenses borne in connection with the distribution of Class A shares or in connection with personal services rendered to Class A shareholders and/or maintenance of Class A shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

Class C shares –

(a) A Fund may pay to the Distributor, with respect to its Class C shares, a monthly distribution fee at the annual rate of 0.75% (or such lesser amount as the Trustees may from time to time determine) of the average daily net assets of the Fund’s Class C shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class C shares, but shall exclude assets attributable to any other class of shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of the distribution fee paid to the Distributor by the Fund to compensate investment professionals or financial intermediaries for services rendered and expenses borne in connection with the distribution of Class C shares.

(b) Separate from any payments made as described in clause (a) above, a Fund may pay, with respect to its Class C shares, a monthly service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may from time to time determine) of the average daily net assets of the Fund’s Class C shares throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund’s then current registration statement for the determination of the net asset value of Class C shares, but shall exclude assets attributable to any other class of shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of the service fee paid to the Distributor by the Fund to compensate investment professionals or financial intermediaries for services rendered and expenses borne in connection with personal services rendered to Class C shareholders and/or maintenance of Class C shareholder accounts, or for other services for which “service fees” lawfully may be paid in accordance with applicable rules and regulations.

Section 2. To the extent any payments by a Fund are deemed to be payments for the financing of any activities or expenses primarily intended to result in the sale of shares of the Fund within the context of the Rule, then such payments shall be deemed to have been made pursuant to the Plan. The activities and expenses, the payment of which are intended to be within the scope of the Plan pursuant to this Section 2, shall include, but shall not be limited to, costs of payments, including incentive compensation, made to the employees of, agents for, and consultants to the Distributor or any other broker-dealers that engage in the distribution of a Fund’s shares; payments made to, and expenses of, persons who provide support services in connection with the distribution of a Fund’s shares or maintenance of shareholder accounts, including without limitation personnel, office space and equipment, telephone facilities, processing shareholder transactions, and any other shareholder transactions; costs relating to the formulation and implementation of marketing and promotional activities, including without limitation direct mail promotions and television, radio, newspaper, magazine, and other mass media advertising; costs of printing and distributing prospectuses, statements of additional information, and reports of the Funds to prospective shareholders of a Fund; costs of preparing, printing, and distributing sales literature pertaining to a Fund; and costs involved in obtaining information, analyses, and reports with respect to marketing and promotional activities. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

Section 3. This Plan shall not take effect with respect to a Fund until:

(a) it has been approved by a vote of a majority of the outstanding shares of the class of shares of the Fund in question, if required under Rule 12b-1; and

(b) it has been approved, together with related agreements, by the Trust’s Board, and those Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements.

As additional Funds of the Trust are established, this Plan shall not take effect with respect to such Funds until the Plan has been approved in the manner provided for approval of this Plan in this Section 3.

Section 4. After approval as set forth in Section 3 hereof, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust’s Board, or, if no such time is specified by the Trustees, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to each of the Class A and the Class C shares of the Funds for so long as such continuance is specifically approved at least annually.

Section 5. The Distributor shall provide to the Trustees a written report of the amounts so expended and the purposes for which such expenditures were made at least at such frequency as may be required under Rule 12b-1 under the Act and more frequently as may be reasonably requested by the Trustees.

Section 6. This Plan may be terminated as to a Fund or any class, at any time, without payment of any penalty, by vote of the Trustees, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding shares of the Fund, or of the relevant class. The Plan may remain in effect with respect to a particular class of a Fund even if the Plan has been terminated in accordance with this Section 6 with respect to any other class of such Fund.

Section 7. All agreements with any person relating to implementation of this Plan with respect to any Fund or any class shall be in writing, and any agreement related to this Plan with respect to any Fund or any class shall provide: (i) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding shares of such Fund or class, on not more than 60 days’ written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its “assignment” (as defined in the Act).

Section 8. This Plan may not be amended with respect to any Fund or any class in any material respect unless such amendment is approved in the manner provided for approval of this Plan in Section 3. In addition, this Plan may not be amended to increase materially the amount spent for distribution unless such amendment is approved by (i) a vote of a majority of the outstanding shares of the affected class(es) of any Fund, and (ii) a majority of both the Trust’s Board and the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

Section 9. While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

Section 10. As used in this Plan, the term “majority of the outstanding shares of the Fund” means the affirmative vote, at a duly called and held meeting of shareholders of the relevant Fund, (i) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (ii) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less (such term to apply, mutatis mutandis, in respect of any class of shares of a Fund).

Section 11. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of termination of the Plan; and shall preserve all reports made pursuant to Section 5 hereof for a period of not less than six years, the first two years in an easily accessible place.

Section 12. The provisions of this Plan are severable as to each Fund and each applicable class, and any action to be taken with respect to this Plan shall be taken separately for each Fund or class affected by the matter.

Dated:                 , 2023